Ben Franklin Financial, Inc.
          Stock Center -- 6 South Dryden -- Arlington Heights, IL 60004
                                 (847) 000-0000


Stock Order Form Instructions
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Items 1 and 2 -- Fill in the number of shares that you wish to purchase  and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $10.00 per share. The minimum purchase is 25 shares. The maximum purchase limitations are as follows: (i) the maximum number of shares that any person (or persons on a single account) may purchase in the Offering is 20,000 shares of Common Stock, and (ii) the maximum number of shares that any person together with any associate or group of persons acting in concert may purchase in the Offering is 80,000 shares of Common Stock. No person, by himself or herself, or with an Associate or group of persons acting in concert, may subscribe for or purchase more than 20,000 shares of Common Stock in the Public and/or Direct Community Offering.

Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois have reserved the right to reject any order received in the Subscription Offering and Community Offering, in whole or in part.

Item 3 -- Payment for shares may be made in cash (only if delivered by you in person) or by check, bank draft, or money order payable to Ben Franklin Financial, Inc. DO NOT MAIL CASH. If you choose to make a cash payment, take your Stock Order Form, signed Certification Form, and payment in person to a branch of Ben Franklin Bank of Illinois. Your funds will earn interest at the Ben Franklin Bank of Illinois' passbook rate until the stock is issued.

Item 4 -- To pay by withdrawal from a savings account or certificate of deposit of Ben Franklin Bank of Illinois, insert the account number(s) and the amount(s) you wish to withdraw from each account. If more than one signature is required to withdraw, each person must sign in the Signature box on the bottom of the front of the Stock Order Form. To withdraw from an account with checking privileges, please write a check. No early withdrawal penalty will be charged on funds used to purchase our stock. A hold will be placed on the account(s) for the amount(s) you indicate. Payments will remain in certificate account(s) until the stock offering closes and will continue to earn interest at the certificate account rate until then. However, if a partial withdrawal reduces the balance of a certificate account to less than the applicable minimum, the remaining balance will earn interest at the passbook rate.

Item 5 -- Please check this box if you were a depositor with $50.00 or more on the Eligibility Record Date (January 31, 1997) and/or the Supplemental Eligibility Record Date (March 31, 1998) and/or a depositor on the Voting Record Date (April 30, 1998) and list all the names on the account(s) and all account number(s) of those accounts you had at these dates to ensure proper identification of your purchase rights.

Items 6 and 7 -- The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of Ben Franklin Financial, Inc. common stock. Print the name(s) in which you want the stock registered and the mailing address of the registration. Include the first name, middle initial, and last name of the shareholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as "Mrs.", "Mr.", "Drs.", "special account", etc. Subscription rights are not transferable. If you are a qualified member, to protect your priority over other purchasers as described in the Prospectus, you must take ownership as your account relationship is established. If you, as a qualified member, include a non-qualified member on your order, your priority will be lowered or eliminated. Enter the Social Security or Tax I.D. number of one registered owner. This registered owner must be listed on the first "Name" line. Be sure to include your telephone number, because we will need to contact you if we cannot execute your order as given. Review the Stock Ownership Guide on the back of this page and refer to the instructions for Uniform Gift to Minors/Uniform Transfer to Minors and Fiduciaries.

Items 8 and 9 -- See instructions on the form.

Item 10 -- Be sure all required persons sign.

Be sure to read and sign the Certification Form on the back of the Stock Order Form.


4111-Ben Franklin Stock Order Form Instructions           (Emerald Services)

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Stock Ownership Guide
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Individual -- The stock is to be registered in an  individual's  name only.  You may not list beneficiaries for this ownership.

Joint Tenants -- Joint tenants with rights of survivorship (WROS) identifies two or more owners. When stock is held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries for this ownership.

Tenants in Common -- Tenants in common may also identify two or more owners. When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

Individual Retirement Account -- Individual retirement account ("IRA") holders may make stock purchases from their deposits through a pre-arranged "trustee-to-trustee" transfer. Stock may only be held in a self-directed IRA. Ben Franklin Bank does not offer a self-directed IRA. Please contact the Stock Center if you have any questions about your IRA account or to obtain a list of brokers who will open a self-directed IRA, or check with your broker. There will be no early withdrawal or IRS penalties incurred by properly executed transactions.

Uniform Gift to Minors/Uniform Transfer to Minors -- For residents of many states, stock may be held in the name of a custodian for the benefit of a minor under the Uniform Transfer to Minors Act. For residents in other states, stock may be held in a similar type of ownership under the Uniform Gift to Minors Act of the individual states. For either ownership, the minor is the actual owner of the stock with the adult custodian being responsible for the investment until the minor reaches legal age.

Instructions: See your legal advisor if you are unsure about the correct registration of your stock.

On the first "Name" line, print the first name, middle initial, and last name of the custodian, with the abbreviation "CUST" after the name. Print the first name, middle initial, and last name of the minor on the second "Name" line. Only one custodian and one minor may be designated.

Corporation/Partnership

Corporations/Partnerships may purchase stock. Please provide the Corporation/Partnership's legal name and Tax I.D. To have depositor rights, the Corporation/Partnership must have an account in the legal name. Please contact the Stock Center to verify depositor rights and purchase limitations.

Fiduciary/Trust

Generally, fiduciary relationships (such as Trusts, Estates, Guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your stock may not be registered in a fiduciary capacity.

Instructions: On the first "Name" line, print the first name, middle initial, and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first "Name" line. Following the name, print the fiduciary "title" such as trustee, executor, personal representative, etc.

On the second "Name" line, print either the name of the maker, donor or estator OR the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after "Under Agreement Dated", fill the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

An example of fiduciary ownership of stock in the case of a trust is: John D. Smith, Trustee for Thomas A. Smith Under Agreement Dated 06/09/87.


4111 -- Ben Franklin Stock Order Form Instructions          (Emerald Services)